Exhibit 8.1

LIST OF SIGNIFICANT SUBSIDIARIES AND VARIABLE INTEREST ENTITIES OF NETEASE, INC.

Subsidiaries:	Jurisdiction of Incorporation
Hong Kong NetEase Interactive Entertainment Limited	Hong Kong

Guangzhou Boguan Telecommunication Technology Co., Ltd.	People’s Republic of China

NetEase (Hangzhou) Network Co., Ltd.	People’s Republic of China

Variable Interest Entities:	Jurisdiction of Incorporation
Guangzhou NetEase Computer System Co., Ltd.	People’s Republic of China

Hangzhou NetEase Leihuo Technology Co., Ltd. (previously named Hangzhou NetEase Leihuo Network Co., Ltd.)	People’s Republic of China